Exhibit 99.1

QuintilesIMS Reports Fourth-Quarter and Full-Year 2016 Results, Issues First-Quarter and Full-Year 2017 Guidance

  Revenue of $1,953 million, up 74.2 percent constant currency, 73.1 percent reported; on a combined company basis up 4.2 percent constant currency, 3.5 percent at actual FX rates when adjusting for $55 million of deferred revenue for the fourth quarter
  Adjusted EBITDA of $541 million, up 129.2 percent constant currency, 133.7 percent reported; on a combined company basis up 14.5 percent constant currency, 16.7 percent reported for the fourth quarter
  Diluted GAAP Loss per Share of $0.74; Adjusted Diluted Earnings per Share of $1.09 for the fourth quarter
  Post-merger share repurchase authorization increased to $2.5 billion from $1.5 billion

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 14, 2017--Quintiles IMS Holdings, Inc. (NYSE:Q), a leading global provider of information, technology services and contract research to the healthcare and life sciences industries, today reported financial results for the quarter and full-year ended December 31, 2016. On October 3, 2016, the merger of Quintiles Transnational Holdings Inc. and IMS Health Holdings, Inc. was completed. To aid investors and analysts with year-over-year comparability for the merged business, we are providing combined company financial information, which combines the stand-alone Quintiles and IMS Health financial information for revenue and Adjusted EBITDA as if the merger had taken place on January 1, 2015, with conforming adjustments to the current year presentation.

Fourth-Quarter 2016 Operating Results

Revenue for the fourth quarter of $1,953 million increased 74.2 percent on a constant currency basis and 73.1 percent on a reported basis, compared to the fourth quarter of 2015. Under purchase accounting rules, a portion of IMS Health’s deferred revenue, which would have otherwise been realized as revenue in future periods, must be eliminated. Excluding this deferred revenue adjustment, and on a combined company basis, revenue for the fourth quarter increased 4.2 percent on a constant currency basis and 3.5 percent at actual FX rates.

Commercial Solutions revenue increased 927.4 percent in the fourth quarter on a constant currency basis and 921.0 percent on a reported basis versus the same period last year. Excluding the $55 million deferred revenue adjustment, the legacy IMS Commercial business had revenues of $860 million and grew 6.9 percent at constant currency and 6.1 percent at actual FX rates. The legacy Quintiles Commercial business had revenues of $74 million and declined 14.0 percent at constant currency and 14.2 percent at actual FX rates. Combined company Commercial Solutions revenue of $934 million grew 4.9 percent in the fourth quarter at constant currency and 4.2 percent at actual FX rates.

Combined company Research & Development Solutions revenue of $882 million grew 6.6 percent on a constant currency basis and 5.4 percent at actual FX rates.

Combined company Integrated Engagement Services revenue of $192 million declined 8.4 percent at constant currency and 6.7 percent at actual FX rates.

Adjusted EBITDA of $541 million improved 129.2 percent on a constant currency basis and 133.7 percent on a reported basis, compared to the fourth quarter of 2015. On a combined company basis, Adjusted EBITDA improved 14.5 percent at constant currency and 16.7 percent at actual FX rates compared to the fourth quarter of 2015.

Fourth-quarter 2016 net loss was $178 million and loss per share was 0.74. This loss was primarily due to a one-time deferred tax charge relating to certain changes in our assertion regarding reinvestment of foreign earnings. Adjusted Net Income was $266 million and Adjusted Diluted Earnings per Share was $1.09 in the fourth quarter.

“For our first quarter as a combined company, we delivered a strong operational performance and achieved financial results in line with or above our targets,” said Ari Bousbib, chairman and CEO, QuintilesIMS. “The post-merger integration process is advancing well and we are pleased with our progress to date.”

Full-Year 2016 Operating Results

Revenue of $5,364 million for the full year of 2016 increased 24.2 percent on a constant currency basis and 24.0 percent reported, compared to the full year of 2015. On a full-year combined company basis, and excluding the deferred revenue adjustment, revenue of $7,783 million for the full year of 2016 increased 7.8 percent on a constant currency basis and 7.4 percent at actual FX rates.

Commercial Solutions revenue increased 241.6 percent on a constant currency basis and 239.8 percent on a reported basis. On a combined company basis, and excluding the deferred revenue adjustment, the legacy IMS Commercial business had revenues of $3,224 million and grew 11.3 percent at constant currency and 10.5 percent at actual FX rates. The legacy Quintiles Commercial business had revenues of $291 million and declined 9.6 percent on a constant currency basis and 9.8 percent at actual FX rates. Combined company Commercial Solutions revenue of $3,515 million increased 9.1 percent at constant currency and 8.5 percent at actual FX rates.

Research & Development Solutions revenue of $3,472 million grew 10.6 percent on a constant currency basis and 9.9 percent at actual FX rates. Research & Development Solutions contracted net new business totaled approximately $4.3 billion for the 12 months ended December 31, 2016. Contracted backlog was approximately $9.5 billion at December 31, 2016, stated at end of period exchange rates. The company expects approximately $2.9 billion of this backlog to convert to revenue in the next twelve months.

Integrated Engagement Services revenue of $796 million declined 7.9 percent at constant currency and 5.8 percent at actual FX rates.

Adjusted EBITDA of $1,244 million increased 40.5 percent on a constant currency basis and 46.3 percent on a reported basis, compared to the full year of 2015. On a full-year combined company basis, Adjusted EBITDA of $1,956 million increased 9.1 percent on a constant currency basis and 12.6 percent at actual FX rates.

Financial Position

As of December 31, 2016, cash and cash equivalents were $1,198 million and the principal amount of debt was $7,219 million, resulting in net debt of $6,021 million. At the end of the fourth quarter, QuintilesIMS’s Gross Leverage Ratio was 3.7 times, and net Leverage Ratio was 3.1 times trailing 12-month combined company Adjusted EBITDA.

Share Repurchase

QuintilesIMS repurchased $1.0 billion of its stock during the fourth quarter of 2016. On February 12, 2017, the QuintilesIMS board authorized an increase of the post-merger share repurchase authorization by $1.0 billion to a total of $2.5 billion, with $1.5 billion authorization remaining.

2017 Full-Year and First-Quarter Guidance

For full-year 2017, QuintilesIMS provides the following guidance:

($ millions, except per share data)	Full-Year 2017
Revenue at Constant Currency (1)	$8,125 - $8,225
FX Impact (1)	(125)
Revenue at Actual Currency	$8,000 - $8,100
Commercial Solutions	$3,600 - $3,650
Research & Development Solutions	$3,655 - $3,690
Integrated Engagement Services	$745 - $760

Adjusted EBITDA (2)	$2,000 - $2,100

Adjusted Diluted EPS (2)	$4.40 - $4.55

Adjusted Book Tax Rate (3)	~30%
Adjusted Cash Tax Rate (3)	~16%
GAAP Book Tax Rate	~25%
1. Constant currency assumes rates for 2017 are the same as they were on average during 2016; FX impact based on current FX rates.

2. The company does not provide forward-looking guidance for certain financial measures on a GAAP basis or fully reconcile such forward-looking guidance to the corresponding GAAP measure because it is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, merger and transaction related expenses, restructuring and related charges, share-based compensation and other items not reflective of the company's ongoing operations.

3. Adjusted Book Tax Rate is defined as adjusted book tax expense divided by adjusted pre-tax income, Adjusted Cash Tax Rate is defined as cash taxes divided by adjusted pre-tax income.

For the first quarter of 2017, QuintilesIMS provides the following guidance at actual FX rates:

($ millions, except per share data)	First-Quarter 2017 Guidance
Revenue	$1,890 - $1,925
Commercial Solutions	$850 - $865
Research & Development Solutions	$855 - $870
Integrated Engagement Services	$185 - $190

Adjusted EBITDA (1)	$450 - $465

Adjusted Diluted EPS (1)	$0.93 - $0.97

1. The company does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, merger and transaction related expenses, restructuring and related charges, share-based compensation and other items not reflective of the company's ongoing operations.

QuintilesIMS revenue guidance includes an estimate for a non-cash accounting adjustment in connection with the merger that is expected to reduce the Commercial Solutions segment and QuintilesIMS first-quarter 2017 revenue and full-year 2017 revenue by approximately $7 million. Under purchase accounting rules, a portion of IMS’s deferred revenue, which would have otherwise been realized as revenue in future periods, must be eliminated. This estimate is subject to change upon completion of purchase accounting.

This financial guidance assumes current foreign currency exchange rates remain in effect for the remainder of the year. Revenue guidance excludes reimbursed expenses.

Webcast & Conference Call Details

QuintilesIMS will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth-quarter and full-year 2016 financial results and 2017 guidance. To participate, please dial 1-800-616-7436 in the United States and Canada or +1-303-223-4394 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call and a presentation will be accessible live via webcast on the Investors section of the QuintilesIMS website at http://ir.quintilesims.com. An archived replay of the webcast will be available online at http://ir.quintilesims.com after 1:00 p.m. Eastern Time today.

About QuintilesIMS

QuintilesIMS (NYSE:Q) is a leading integrated information and technology-enabled healthcare service provider worldwide, dedicated to helping its clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles Transnational and IMS Health, QuintilesIMS’s approximately 50,000 employees conduct operations in more than 100 countries. Companies seeking to improve real-world patient outcomes through treatment innovations, care provision and access can leverage QuintilesIMS’s broad range of healthcare information, technology and service solutions to drive new insights and approaches. QuintilesIMS provides solutions that span clinical to commercial, bringing customers a unique opportunity to realize the full potential of innovations and advanced healthcare outcomes.

As a global leader in protecting individual patient privacy, QuintilesIMS uses healthcare data to deliver critical, real-world disease and treatment insights. Through a wide variety of privacy-enhancing technologies and safeguards, QuintilesIMS protects individual privacy while managing information to drive healthcare forward. These insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders in the development and approval of new therapies, and to identify unmet treatment needs and understand the safety, effectiveness and value of pharmaceutical products in improving overall health outcomes. To learn more, visit www.QuintilesIMS.com.

Cautionary Statements Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, that our ability to integrate the legacy IMS Health and Quintiles businesses successfully and to achieve anticipated cost savings and other synergies; the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the combined company’s operations, and the anticipated tax treatment; possible disruptions from the combination of IMS Health and Quintiles through a “merger of equals” business combination that could harm our businesses, including current plans and operations; our ability to retain, attract and hire key personnel; potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the merger; that most of our contracts may be terminated on short notice, and we may be unable to maintain large client contracts or to enter into new contracts; our financial results may be adversely affected if we underprice our contracts, overrun our cost estimates or fail to receive approval for or experience delays in documenting change orders; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communication systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; consolidation in the industries in which our clients operate; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks; general economic conditions in the markets in which we operate, including financial market conditions; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures

Non-GAAP results, such as adjusted EBITDA, adjusted net income and adjusted diluted EPS, are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more reliable indicator of the underlying operating performance of the business. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

QUINTILESIMSFIN

Click here to subscribe to Mobile Alerts for QuintilesIMS.

Table 1
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues	$1,953	$1,129	$5,364	$4,326
Reimbursed expenses	385	393	1,514	1,411
Total revenues	2,338	1,522	6,878	5,737
Costs of revenue, exclusive of amortization and depreciation	1,111	692	3,236	2,705
Costs of revenue, reimbursed expenses	385	393	1,514	1,411
Selling, general and administrative expenses	390	215	1,011	815
Depreciation and amortization	190	35	289	128
Restructuring costs	43	7	71	30
Merger related costs	75	—	87	—
Impairment charges	—	2	28	2
Income from operations	144	178	642	646
Interest income	(1)	(1)	(4)	(4)
Interest expense	71	26	144	101
Loss on extinguishment of debt	31	—	31	8
Other (income) expense, net	(12)	(6)	(8)	2
Income before income taxes and equity in (losses) earnings of unconsolidated affiliates	55	159	479	539
Income tax expense	227	51	345	159
(Loss) income before equity in (losses) earnings of unconsolidated affiliates	(172)	108	134	380
Equity in (losses) earnings of unconsolidated affiliates	(3)	—	(4)	8
Net (loss) income	(175)	108	130	388
Net (income) loss attributable to non-controlling interests	(3)	(3)	(15)	(1)
Net (loss) income attributable to Quintiles IMS Holdings, Inc.	$(178)	$105	$115	$387
(Loss) earnings per share attributable to common stockholders:
Basic	$(0.74)	$0.86	$0.77	$3.15
Diluted	$(0.74)	$0.85	$0.76	$3.08
Weighted-average common shares outstanding:
Basic	238.8	121.0	149.1	123.0
Diluted	238.8	123.2	152.0	125.6

Table 2
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(preliminary and unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$1,198	$977
Trade accounts receivable and unbilled services, net	1,707	1,166
Prepaid expenses	123	51
Deferred income taxes	—	101
Income taxes receivable	34	34
Investments in debt, equity and other securities	40	—
Other current assets and receivables	235	83
Total current assets	3,337	2,412
Property and equipment, net	406	188
Investments in debt, equity and other securities	13	33
Investments in unconsolidated affiliates	69	52
Goodwill	10,727	720
Other identifiable intangibles, net	6,390	368
Deferred income taxes	89	43
Deposits and other assets	177	110
Total assets	$21,208	$3,926
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$250	$145
Accrued expenses	1,493	761
Unearned income	774	585
Income taxes payable	76	35
Current portion of long-term debt and obligations held under capital leases	92	49
Other current liabilities	20	19
Total current liabilities	2,705	1,594
Long-term debt and obligations held under capital leases, less current portion	7,108	2,419
Deferred income taxes	2,133	66
Other liabilities	402	183
Total liabilities	12,348	4,262
Commitments and contingencies
Stockholders’ equity deficit:
Common stock and additional paid-in capital, 400.0 and 300.0 shares authorized at December 31, 2016 and 2015 respectively, $0.01 par value, 248.3 and 119.4 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	10,602	9
Accumulated deficit	(399)	(462)
Treasury stock, at cost, 12.9 shares at December 31, 2016	(1,000)	—
Accumulated other comprehensive loss	(570)	(111)
Equity (deficit) attributable to Quintiles IMS Holdings, Inc.’s stockholders	8,633	(564)
Non-controlling interests	227	228
Total stockholders’ equity (deficit)	8,860	(336)
Total liabilities and stockholders’ equity (deficit)	$21,208	$3,926

Table 3
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(preliminary and unaudited)

	December 31,
	2016	2015
Operating Activities:
Net Income	$130	$388
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	289	128
Amortization of debt issuance costs and discount	30	9
Amortization of accumulated other comprehensive loss on terminated interest rate swaps	3	8
Stock-based compensation	80	38
Impairment of goodwill, identifiable intangible and long-lived assets	28	2
Gain on disposals of property and equipment, net	(1)	(1)
Loss (earnings) from unconsolidated affiliates	8	(8)
(Gain) loss on investments, net	(13)	1
Provision for (benefit from) deferred income taxes	135	18
Excess income tax benefits from stock-based award activities	(41)	(39)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	(62)	(246)
Prepaid expenses and other assets	(8)	15
Accounts payable and accrued expenses	160	104
Unearned income	52	54
Income taxes payable and other liabilities	70	5
Net cash provided by operating activities	860	476
Investing activities:
Acquisition of property, equipment and software	(164)	(78)
Net cash assumed from acquisition of businesses (1)	1,887	32
Purchase of trading securities	(40)	—
Proceeds from corporate owned life insurance policies	21	—
Proceeds from sale of equity securities	41	—
Investments in unconsolidated affiliates, net of payments received	(17)	(12)
Termination of interest rate swaps	—	(11)
Other	3	2
Net cash provided by (used in) investing activities	1,731	(67)
Financing activities:
Proceeds from issuance of debt	466	2,249
Payment of debt issuance costs	(7)	(22)
Repayment of debt	(1,949)	(2,057)
Proceeds from revolving credit facility	172	—
Principal payments on capital lease obligations	(2)	(4)
Payment of contingent consideration	(5)	(3)
Stock issued under employee stock purchase and option plans	97	64
Repurchase of common stock	(1,097)	(515)
Excess income tax benefits from stock-based award activities	41	39
Net cash used in financing activities	(2,284)	(249)
Effect of foreign currency exchange rate changes on cash	(86)	(50)
Increase in cash and cash equivalents	221	110
Cash and cash equivalents at beginning of period	977	867
Cash and cash equivalents at end of period	$1,198	$977
(1) Includes $2,031 million of cash acquired in the Merger

Table 4
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(in millions)
(preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015 (1)	2016 (2)	2015 (1)
Net Income	$(178)	$105	$115	$387
Provision for (benefit from) income taxes	227	51	345	159
Depreciation and Amortization	190	35	288	127
Interest Expense, net	70	25	141	97
(Income) loss in unconsolidated affiliates	3	3	4	(8)
(Income) loss in non-controlling interests	3	-	15	1
Deferred revenue purch. acctg. Adjustment	55	-	55	-
Stock-based compensation	24	9	59	38
Other income (expense), net	20	(4)	26	10
Impairment charges	-	-	28	3
Restructuring and Related Charges	43	7	70	31
Acquisition Related Charges	9	-	11	5
Merger Related Charges	75	-	87	-
Adjusted EBITDA	$541	$231	$1,244	$850

(1) Data is for legacy Quintiles organization, Quintiles Transnational Holdings Inc.
(2) Data includes full year of Quintiles organization, Quintiles Transnational Holding Inc.; and fourth quarter of IMS Health organization, IMS Health Holdings Inc.

Table 5
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
COMBINED COMPANY AS IF MERGER CLOSED 1/1/2015
(in millions)
(preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Income	$(178)	$134	$236	$804
Provision for (benefit from) income taxes	227	70	385	(41)
Depreciation and Amortization	190	113	551	469
Interest Expense, net	70	69	281	263
(Income) loss in unconsolidated affiliates	3	-	4	(8)
(Income) loss in non-controlling interests	3	3	15	1
Deferred revenue purch. acctg. Adjustment	55	4	60	10
Stock-based compensation	24	16	82	67
Other income (expense), net	20	(11)	33	(10)
One time IPO expense	-	-	-	2
Impairment charges	-	3	28	2
Restructuring and Related Charges	43	45	147	121
Acquisition Related Charges	9	17	38	56
Merger Related Charges	75	-	96	-
Adjusted EBITDA	$541	$463	$1,956	$1,736

Table 6
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME
(in millions, except per share data)
(preliminary and unaudited)

Three Months Ended
December 31,
2016
Net Income	$(178)
Provision for income taxes	227
Purchase Accounting Amortization	131
(Income) Loss from Unconsolidated Affiliates	3
(Income) Loss from Minority Interest	3
Deferred revenue purch. acctg. Adjustment	55
Stock-based compensation	24
Other Income (Loss), net	20
Royalty Hedge Gain/(Loss)	(3)
Restructuring and Related Charges	43
Acquisition Related Charges	9
Merger Related Charges	75
Adjusted Pre Tax Income	$409
Provision for Income Taxes	(227)
(Income) Loss from Minority Interest	(3)
Other Income Tax Adjustments	209
Minority Interest effect in Non GAAP adjustments (1)	(1)
Tax effect of Non GAAP adjustments	(121)
Adjusted Net Income	$266

Adjusted Earnings per Share Attributable to Common Shareholders:
Basic	$1.11
Diluted	$1.09
Weighted-Average Common Shares Outstanding:
Basic	238.8
Diluted	243.9

(1) Reflects the portion of Q2 Solutions’ after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 7
QUINTILES IMS HOLDINGS, INC. AND SUBSIDIARIES
CALCULATION OF GROSS AND NET LEVERAGE RATIOS
as of December 31, 2016
(in millions)
(preliminary and unaudited)

Gross Debt as of December 31, 2016	$7,219
Net Debt as of December 31, 2016	$6,021
Adjusted EBITDA (1) for the year ended December 31, 2016	$1,956
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	3.7x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	3.1x

(1) LTM Adjusted EBITDA is for the combined company (assumes merger closed 1/1/2015) and recast to conform with current methodology

CONTACT:
QuintilesIMS
Investor Relations
Andrew Markwick, +1 973-257-7144
andrew.markwick@quintilesims.com
or
Media Relations
Tor Constantino, +1 484-567-6732
tor.constantino@quintilesims.com